EXHIBIT 10.1
AMENDED AND RESTATED
EMPLOYMENT AGREEMENT
     THIS AMENDED AND RESTATED AGREEMENT, made and entered into effective as of May 26, 2006 (the “Effective Date”) by and between Ted R. Antenucci (the “Executive”) and ProLogis, a Maryland real estate investment trust (the “Company”),
WITNESSETH THAT:
     WHEREAS, the Executive and the Company are parties to an employment agreement dated June 5, 2005 (the “Original Agreement”); and
     WHEREAS, the parties desire to amend and restate the Original Agreement to reflect certain changes to the terms and conditions of the Executive’s employment with the Company;
     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, it is hereby covenanted and agreed by the Executive and the Company as follows:
     1. Term. Subject to the terms and conditions of this Agreement, the Company hereby agrees to employ the Executive as its President of Global Development for the Agreement Term (as defined below), and the Employee hereby agrees to remain in the employ of the Company and to provide services during the Agreement Term in accordance with this Agreement. The “Agreement Term” shall be the period beginning on the Effective Date and ending on December 31, 2010. Thereafter, the Agreement Term will be automatically extended for 12-month periods, unless one party to this Agreement provides notice of non-renewal to the other at least three months before the last day of the then current Agreement Term.
     2. Performance of Services. The Executive’s employment with the Company shall be subject to the following:
(a)	During the Agreement Term, while the Executive is employed by the Company, the Executive shall devote his full time, energies and talents to serving as its President of Global Development.

(b)	The Executive shall report to the Chief Executive Officer of the Company. The Executive agrees that he shall perform his duties faithfully and efficiently subject to the directions of the Chief Executive Officer of the Company. The Executive’s duties may include providing services for both the Company and the Subsidiaries (as defined below), as determined by the Board of Trustees of the Company (the “Board”); provided, that the Executive shall not, without his consent, be assigned tasks that would be inconsistent with those of President of Global Development. The Executive shall have such authority, power, responsibilities and duties as are inherent in his positions (and the undertakings applicable to his positions) and necessary to carry out his responsibilities and the duties required of him hereunder.

(c)	Notwithstanding the foregoing provisions of this paragraph 2, during the Agreement Term, the Executive may devote reasonable time to activities other than those required under this Agreement, including the supervision of his personal investments, and activities involving professional, charitable, community, educational, religious and similar types of organizations, speaking engagements, membership on the boards of directors of other organizations, and similar types of activities, to the extent that such other activities do not in the judgment of the Board, inhibit or prohibit the performance of the Executive’s duties under this Agreement, or conflict in any material way with the business of the Company or any Subsidiary; provided, however, that the Executive shall not serve on the board of any business, or hold any other position with any business, without the consent of the Board.

(d)	For purposes of this Agreement, the term “Subsidiary” shall mean any corporation, partnership, joint venture or other entity during any period in which at least a fifty percent interest in such entity is owned, directly or indirectly, by the Company (or a successor to the Company).
     3. Compensation. Subject to the terms of this Agreement, during the Agreement Term, while the Executive is employed by the Company, the Company shall compensate him for his services as follows:
(a)	The Executive shall receive, for each 12-consecutive month period beginning on the Effective Date and ending on each anniversary thereof, in substantially equal monthly or more frequent installments, an annual base salary of not less than $565,000 (the “Salary”).

(b)	The Executive may receive an annual target bonus of $787,500 (the “Target Bonus”); provided, however, that the actual amount of the Target Bonus that will be earned by and payable to the Executive in any year will be determined upon the satisfaction of goals and objectives established by the Chief Executive Officer or a duly authorized committee of the Board thereof for such year and communicated to the Executive and shall be subject to such other terms and conditions of the Company’s bonus plan as in effect from time to time; and provided further that in no event shall the amount of the Executive’s annual bonus be less than 80 percent of the Target Bonus. The goals and objectives established for the Executive shall be similar in magnitude to the magnitude of the goals and objectives established for other members of the senior management of the Company.

(c)	As of the Effective Date, the Executive shall be granted 150,000 restricted stock units (the “RSUs”) under the Company’s 2006 Long-Term Incentive Plan (the “LTIP”). Such RSUs shall vest on December 31, 2010 provided that the Executive’s Date of Termination has not occurred prior to that date. The RSUs shall be subject to such other terms and conditions as determined by the Management Development and Compensation Committee of the Board (the “Committee”) in accordance with the LTIP.

(d)	As of the Effective Date, the Executive shall be granted 50,000 performance shares (the “Performance Shares”) under the LTIP. Such Performance Shares shall vest based on the Company’s performance as compared to a defined index of 50 publicly traded real estate companies under the performance program established by the Committee at the time of grant (the “Performance Measures”). Fifty percent of the Performance Shares will vest based on satisfaction of the Performance Measures for the period commencing on the

Effective Date and ending on December 31, 2009 and fifty percent of the Performance Shares will vest based on satisfaction of the Performance Measures for the period commencing on the Effective Date and ending on December 31, 2010, provided, in each case, that the Executive’s Date of Termination has not occurred prior to the applicable vesting date. The Performance Shares shall be subject to such other terms and conditions as determined by the Committee in accordance with the LTIP.

(e)	For each 12-consecutive-month period during the Agreement Term beginning in December, 2006, the Executive shall be entitled to grants of equity-based awards under the LTIP having an annual aggregate value of $1.2 million. The date on which such grants shall occur, the types of grants and the terms and conditions applicable to such awards shall be determined by the Committee in its discretion under the LTIP (or a successor plan thereto), provided that the intent is that the awards made pursuant to this paragraph 3(e) will be made at the same time as annual LTIP awards are made to other senior executives of the Company and that the first such grant will be made in December, 2006.

(f)	Except as otherwise specifically provided to the contrary in this Agreement, the Executive shall be eligible to participate in the Company’s employee benefit plans, programs, policies and arrangements to the same extent and on the same terms as those benefits are provided by the Company from time to time to the Company’s other similarly situated senior management employees. However, the Company shall not be required to provide a benefit under this subparagraph 3(f) if such benefit would duplicate (or otherwise be of the same type as) a benefit specifically required to be provided under another provision of this Agreement. The Executive shall complete all forms and physical examinations, and otherwise take all other similar actions to secure coverage and benefits described in this subparagraph 3(f), to the extent determined to be necessary or appropriate by the Company.

(g)	The Executive is authorized to incur reasonable expenses for entertainment, traveling, meals, lodging and similar items in promoting the Company’s business. The Company will reimburse the Executive for all reasonable expenses so incurred in accordance with the normal practices of the Company.

(h)	Change in Control. Notwithstanding the foregoing provisions of subparagraphs 3(c), 3(d) and 3(e), in the event that (i) following a Change in Control, the Executive’s Date of Termination occurs as a result of termination by the Company (or a successor) for reasons other than Cause or the Executive terminates his employment for Good Reason (as defined in subparagraph 4(d)), or (ii) the LTIP is terminated by the Company or a successor following a Change in Control without provision for the continuation of the outstanding equity-based awards granted to the Executive pursuant to the Original Agreement (the “Protected Awards”), any portion of the then outstanding Protected Awards shall become immediately fully vested and, to the extent applicable, exercisable. For purposes of this Agreement, a “Change in Control” means the happening of any of the following:

(i)	The consummation of a transaction, approved by the shareholders of the Company, to merge the Company into or consolidate the Company with another entity, sell or otherwise dispose of all or substantially all of its assets or adopt a plan of liquidation, provided, however, that a Change in Control shall not be deemed to have occurred by reason of a transaction, or a substantially concurrent or otherwise related series of transactions, upon the completion of which 50% or more of the beneficial ownership of the voting power of the Company, the surviving corporation or corporation directly or indirectly controlling the Company or the surviving corporation, as the case may be, is held by the same persons (as defined below) (although not necessarily in the same proportion) as held the beneficial ownership of the voting power of the Company immediately prior to the transaction or the substantially concurrent or otherwise related series of transactions, except that upon the completion thereof, employees or employee benefit plans of the Company may be a new holder of such beneficial ownership.

(ii)	The “beneficial ownership” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of securities representing 50% of more of the combined voting power of the Company is acquired, other than from the Company, by any “person” as defined in Sections 13(d) and 14(d) of the Exchange Act (other than any trustee or other fiduciary holding securities under an employee benefit or other similar stock plan of the Company).

(iii)	At any time during any period of two consecutive years, individuals who at the beginning of such period were members of the Board cease for any reason to constitute at least a majority thereof (unless the election, or the nomination for election by the Company’s shareholders, of each new trustee was approved by a vote of at least two-thirds of the trustees still in office at the time of such election or nomination who were trustees at the beginning of such period).

(iv)	For purposes of this Agreement, the following terms shall be defined as indicated:
               (1) The term “Beneficial Owner” shall mean beneficial owner as defined in Rule 13d-3 under the Exchange Act.
               (2) Entities shall be treated as being under “common control” during any period in which they are “affiliates” of each other as that term is defined in the Exchange Act.
               (3) The term “person” shall be as defined in Sections 13(d) and 14(d) of the Exchange Act, but shall exclude any trustee or other fiduciary holding securities under an employee benefit or other similar stock plan of the Company.
If, upon a Change in Control, awards in other shares or securities are substituted pursuant to the LTIP for outstanding Protected Awards, and immediately following the Change in Control, the Executive becomes employed by the entity into which the Company merged, or the purchaser of substantially all of the assets of the Company, or a successor to such entity or purchaser, the

Executive shall not be treated as having terminated employment for purposes of this subparagraph 3(h) until such time as the Executive terminates employment with the merged entity or purchaser (or successor), as applicable.
(i)	Executive Protection Agreement. As soon as practicable following the Effective Date, the Company and the Executive shall enter into an Executive Protection Agreement in the Company’s standard form as modified to take into account the provisions of this Agreement.
     4. Termination. The Executive’s employment with the Company during the Agreement Term may be terminated by the Company or the Executive without any breach of this Agreement only under the circumstances described in subparagraphs 4(a) through 4(f):
(a)	Death. The Executive’s employment hereunder will terminate upon his death.

(b)	Permanent Disability. The Company may terminate the Executive’s employment during any period in which he is Permanently Disabled. The Executive shall be considered “Permanently Disabled” during any period in which he is unable, by reason of a medically determinable physical or mental impairment, to engage in the material and substantial duties of his regular occupation, and such condition is expected to be permanent, as determined by the Board.

(c)	Cause. The Company may terminate the Executive’s employment hereunder at any time for Cause. For purposes of this Agreement, the term “Cause” shall mean in the reasonable judgment of the Board (i) the willful and continued failure by the Executive to substantially perform his duties with the Company or any subsidiary after written notification by the Company or subsidiary, (ii) the willful engaging by the Executive in conduct which is demonstrably injurious to the Company or any subsidiary, monetarily or otherwise, or (iii) the engaging by the Executive in egregious misconduct involving serious moral turpitude. For purposes hereof, no act, or failure to act, on the Executive’s part shall be deemed “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that such action was in the best interest of the Company or subsidiary.

(d)	Constructive Discharge. If (I) the Executive provides written notice to the Company of the occurrence of Good Reason (as defined below) within a reasonable time after the Executive has knowledge of the circumstances constituting Good Reason, which notice shall specifically identifies the circumstances which the Executive believes constitute Good Reason; (II) the Company fails to notify the Executive of the Company’s intended method of correction within a reasonable period of time after the Company receives the notice, or the Company fails to correct the circumstances within a reasonable time after such notice (except that no such opportunity to correct shall be applicable if the circumstances constituting Good Reason are those described in clause (iii) below, relating to relocation); and (III) the Executive resigns within a reasonable time after receiving the Company’s response, if such notice does not indicate an intention to correct such circumstances, or within a reasonable time after the Company fails to correct such circumstances; then the Executive shall be considered to have been subject to a

Constructive Discharge by the Company. For purposes of this Agreement, “Good Reason” shall mean, without the Executive’s express written consent (and except in consequence of a prior termination of the Executive’s employment), the occurrence of any of the following circumstances:
(i)	The assignment to the Executive of any duties inconsistent with the Executive’s position and status as President of Global Development of the Company.

(ii)	A reduction by the Company in the Executive’s Salary to an amount that is less than required under subparagraph 3(a).

(iii)	The relocation of the Executive’s base office to an office that is more than 30 highway miles of the Executive’s base office on the Effective Date.

(iv)	The failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement.

(v)	Any purported termination of the Executive’s employment which is not effected pursuant to a Notice of Termination satisfying the requirements of subparagraph 4(h) below (and, if applicable, the requirements of subparagraph 4(b) above), and for purposes of this Agreement, no such purported termination shall be effective.
The Executive’s right to terminate his employment pursuant to this subparagraph 4(d) shall not be affected by his incapacity due to physical or mental illness. The Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.

(e)	Termination by Executive. The Executive may terminate his employment hereunder at any time for any reason by giving the Company prior written Notice of Termination (as defined in subparagraph 4(g)), which Notice of Termination shall be effective not less than 30 days after it is given to the Company, provided that nothing in this Agreement shall require the Executive to specify a reason for any such termination. However, to the extent that the procedures specified in subparagraph 4(d) are required, the procedures of this subparagraph 4(e) may not be used in lieu of the procedures required under subparagraph 4(d).

(f)	Termination by Company. The Company may terminate the Executive’s employment hereunder at any time for any reason, by giving the Executive prior written Notice of Termination, which Notice of Termination shall be effective immediately, or such later time as is specified in such notice. The Company shall not be required to specify a reason for the termination under this subparagraph 4(f), provided that termination of the Executive’s employment by the Company shall be deemed to have occurred under this subparagraph 4(f) only if it is not for reasons described in subparagraph 4(b), 4(c), 4(d), or 4(e). Notwithstanding the foregoing provisions of this subparagraph 4(f), if the Executive’s employment is terminated by the Company in accordance with this subparagraph 4(f), and within a reasonable time period thereafter, it is determined by the Board that circumstances existed which would have constituted a basis for termination of the Executive’s employment for Cause in accordance with subparagraph 4(c) disregarding circumstances which could have been remedied if notice had been given in accordance with subparagraph 4(c), the Executive’s employment will be deemed to have been terminated for Cause in accordance with subparagraph 4(c).

(g)	Notice of Termination. Any termination of the Executive’s employment by the Company or the Executive (other than a termination pursuant to subparagraph 4(a)) must be communicated by a written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” means a dated notice which indicates the Date of Termination (not earlier than the date on which the notice is provided), and which indicates the specific termination provision in this Agreement relied on and which sets forth in reasonable detail the facts and circumstances, if any, claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

(h)	Date of Termination. “Date of Termination” means the last day the Executive is employed by the Company and its affiliates, provided that the Executive’s employment is terminated in accordance with the foregoing provisions of this paragraph 4.

(i)	Effect of Termination. If, on the Date of Termination, the Executive is a member of the Board or the board of trustees or board of directors any of the Subsidiaries, or holds any other position with the Company and the Subsidiaries (other than the position described in subparagraph 2(a)), the Executive shall resign from all such positions as of the Date of Termination.
     5. Rights Upon Termination. The Executive’s right to payment and benefits under this Agreement for periods after his Date of Termination shall be determined in accordance with the following provisions of this paragraph 5:
(a)	If the Executive’s Date of Termination occurs during the Agreement Term for any reason, the Company shall pay to the Executive:
(i)	The Executive’s Salary (to the extent not previously paid) for the period ending on the Date of Termination.

(ii)	Payment for unused vacation days, as determined in accordance with Company policy as in effect from time to time.

(iii)	If the Date of Termination occurs after the end of a performance period and prior to the payment of the Target Bonus (as described in subparagraph 3(b)) for the period, the Executive shall be paid such bonus amount at the regularly scheduled time.

(iv)	Any other payments or benefits to be provided to the Executive by the Company pursuant to any employee benefit plans or arrangements adopted by the Company, to the extent such amounts are due from the Company.
Except as may otherwise be expressly provided to the contrary in this Agreement, nothing in this Agreement shall be construed as requiring the Executive to be treated as employed by the Company for purposes of any employee benefit plan or arrangement following the date of the Executive’s Date of Termination.

(b)	If the Executive’s Date of Termination occurs during the Agreement Term under circumstances described in subparagraph 4(a) (relating to the Executive’s death), subparagraph 4(b) (relating to the Executive’s being Permanently Disabled), subparagraph 4(c) (relating to the Executive’s termination for Cause), subparagraph 4(e) (relating to the Executive’s resignation), or if the Executive’s employment with the Company terminates after the end of the Agreement Term then, except as otherwise expressly provided in this Agreement or otherwise agreed in writing between the Executive and the Company, the Company shall have no obligation to make payments under the Agreement for periods after the Executive’s Date of Termination; provided, however that if the Date of Termination occurs as a result of death or on account of the Executive being Permanently Disabled, equity-based awards granted to the Executive under the LTIP (or a successor plan thereto), to the extent then outstanding, shall be fully vested as of the Date of Termination.

(c)	If the Executive’s Date of Termination occurs during the Agreement Term under circumstances described in subparagraph 4(d) (relating to Constructive Discharge) or subparagraph 4(f) (relating to termination by the Company without Cause), then, in addition to the amounts payable in accordance with subparagraph 5(a):
(i)	The Executive shall receive from the Company for the period (the “Severance Period”) from the Date of Termination continuing through the end of the Agreement Term, or, if later, the six-month anniversary of the Date of Termination, the Salary amount described in subparagraph 3(a), as in effect on his Date of Termination, in monthly or more frequent installments as is required under that subparagraph. The Severance Period, and the Company’s obligation to make payments under this clause (i) shall cease with respect to periods after the earlier to occur of the date of the Executive’s death, or a date, if any, of the breach by the Executive of the provisions of paragraphs 8 or 9 of this Agreement. In no event, however, shall the Executive be entitled to receive any amounts, rights, or benefits under this subparagraph 5(c) unless he executes a release of claims against the Company in a form prepared by the Company.

(ii)	Continuation of coverage under the employee benefit plans and arrangements of the Company in which the Executive was participating at the time of his termination of employment for the Severance Period; provided that in no event shall the benefits provided (or made available) with respect to any plan or arrangement under this clause (c)(ii) be materially less favorable to the Executive than the benefits most favorable to the Executive that are provided (or were available) during the one-year period prior to such termination of employment. In determining the amount of benefits to which the Executive is entitled under this clause (c)(ii), it shall be assumed that the Executive shall continue to be entitled to the salary that he was receiving immediately prior to the termination, and the bonus for the year prior to the year in which the termination occurs. If the Company reasonably determines that the Executive cannot participate in any benefit plan because he is not actively performing services for the Company, then, in lieu of providing benefits under any such plan, the Company shall make payments to the Executive equal to the reduction in funding cost resulting from the Executive’s exclusion from such plan, which payments shall fully satisfy any obligation of the Company to continue benefits under such plans; provided that the Company shall not be permitted to provide substitute benefits under this clause (c)(ii) with respect to medical insurance, life insurance or disability benefits.

(iii)	All of the RSUs granted to the Executive pursuant to section 3(c), all of the Performance Shares granted to the Executive pursuant to section 3(d), and any other equity-based awards granted to the Executive under the LTIP (or a successor plan thereto), to the extent then outstanding, shall be fully vested as of the Date of Termination.
(d)	Except as may be otherwise specifically provided in an amendment of this subparagraph 5(d) adopted in accordance with paragraph 16, the Executive’s rights under this paragraph 5 shall be in lieu of any benefits that may be otherwise payable to or on behalf of the Executive pursuant to the terms of any severance pay arrangement of the Company or any Subsidiary or any other, similar arrangement of the Company or any Subsidiary providing benefits upon involuntary termination of employment , other than the benefits provided by the Executive Protection Agreement. Notwithstanding any other provision of this Agreement, in the event that the Executive becomes entitled to benefits under the Executive Protection Agreement, the Executive shall not be entitled to any benefits under this Agreement on account of his termination of employment with the Company and its affiliates but rather all such benefits shall be provided in accordance with the terms of the Executive Protection Agreement.
     6. Duties on Termination. Subject to the terms and conditions of this Agreement, during the period beginning on the date of delivery of a Notice of Termination, and ending on the Date of Termination, the Executive shall continue to perform his duties as set forth in this Agreement, and shall also perform such services for the Company as are necessary and appropriate for a smooth transition to the Executive’s successor, if any. Notwithstanding the foregoing provisions of this paragraph 6, the Company may suspend the Executive from performing his duties under this Agreement following the delivery of a Notice of Termination providing for the Executive’s resignation, or delivery by the Company of a Notice of Termination providing for the Executive’s termination of employment for any reason; provided, however, that during the period of suspension (which shall end on the Date of Termination), the Executive shall continue to be treated as employed by the Company for other purposes, and his rights to compensation or benefits shall not be reduced by reason of the suspension.
     7. Mitigation and Set-Off. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise. The Company shall not be entitled to set off against the amounts payable to the Executive under this Agreement any amounts owed to the Company by the Executive, any amounts earned by the Executive in other employment after termination of his employment with the Company, or any amounts which might have been earned by the Executive in other employment had he sought such other employment.
     8. Confidential Information. The Executive agrees that, during the Agreement Term, and at all times thereafter:
(a)	Except as may be required by the lawful order of a court or agency of competent jurisdiction, except as necessary to carry out his duties to the Company and its Subsidiaries, or except to the extent that the Executive has express authorization from the Company, the Executive agrees to keep secret and confidential indefinitely, all Confidential Information, and not to disclose the same, either directly or indirectly, to any other person, firm, or business entity, or to use it in any way.

(b)	To the extent that any court or agency seeks to have the Executive disclose Confidential Information, he shall promptly inform the Company, and he shall take such reasonable steps to prevent disclosure of Confidential Information until the Company has been informed of such requested disclosure, and the Company has an opportunity to respond to such court or agency. To the extent that the Executive obtains information on behalf of the Company or any of the Subsidiaries that may be subject to attorney-client privilege as to the Company’s attorneys, the Executive shall take reasonable steps to maintain the confidentiality of such information and to preserve such privilege.

(c)	Nothing in the foregoing provisions of this paragraph 8 shall be construed so as to prevent the Executive from using, in connection with his employment for himself or an employer other than the Company or any of the Subsidiaries, knowledge which was acquired by him during the course of his employment with the Company and the Subsidiaries, and which is generally known to persons of his experience in other companies in the same industry.

(d)	For purposes of this Agreement, the term “Confidential Information” shall include all non-public information (including, without limitation, information regarding litigation and pending litigation) concerning the Company and the Subsidiaries which was acquired by or disclosed to the Executive during the course of his employment with the Company, or during the course of his consultation with the Company following his Date of Termination (regardless of whether consultation is pursuant to paragraph 10).

(e)	This paragraph 8 shall not be construed to unreasonably restrict the Executive’s ability to disclose confidential information in an arbitration proceeding or a court proceeding in connection with the assertion of, or defense against any claim of breach of this Agreement in accordance with paragraph 23. If there is a dispute between the Company and the Executive as to whether information may be disclosed in accordance with this subparagraph 8(e) the matter shall be submitted to the arbitrators or the court (whichever is applicable) for decision.
     9. Noncompetition. During the Restricted Period (as defined below) the Executive will not, without the Company’s prior written consent (which consent shall not be unreasonably withheld), directly or indirectly, for the Executive’s own account or for or on behalf of any other person or entity, whether an officer, director, employee, partner, consultant, or otherwise:
(a)	engage or participate in, directly or indirectly, alone or as principal, agent, employee, employer, consultant, investor or partner of, or assist in the management of, or provide advisory or other services to, or own any stock or any other ownership interest in, or make any financial investment in, any business or entity which is Competitive with the Company (as defined below) or purchase any property which could reasonably be used to provide or develop a business that is Competitive with the Company; or

(b)	solicit or attempt to hire or employ, in any fashion (whether as an employee, independent contractor or otherwise), any employee or independent contractor of the Company or the Subsidiaries, or solicit or induce, or attempt to solicit or induce, any of the Company’s or the Subsidiaries’ employees, consultants, clients, customers, vendors, suppliers or independent contractors to terminate their relationship with the Company and/or the Subsidiaries; or
For purposes of this Agreement:
(i)	With respect to subparagraph 9(a) above, the “Restricted Period” means the period during which the Executive is employed by the Company and, if the Executive’s Date of Termination occurs prior to December 31, 2007 other than on account of termination by the Company for reasons other than Cause, the period following the Executive’s Date of Termination and ending on December 31, 2007.

(ii)	With respect to subparagraph 9(b) above, the “Restricted Period” means the period during which the Executive is employed by the Company and, if the Executive’s Date of Termination occurs prior to December 31, 2008, the period following the Executive’s Date of Termination and ending on December 31, 2008.

(iii)	A business or entity shall be considered “Competitive with the Company” if it engages in any of the businesses in which the Company or any of its affiliates engages, including the business of providing distribution facilities or services, the acquisitions of properties for such purpose and the design of business strategies for such purpose. For purposes of the portion of the Restricted Period following the Executive’s Date of Termination, the businesses in which the Company or any of its affiliates engages shall be determined as of the Executive’s Date of Termination.

(iv)	For periods after the Executive’s Date of Termination, a business entity shall not be considered “Competitive with the Company” (as defined in clause (iii) above) for purposes of this Agreement if it builds anything other than industrial warehouses or acquires property for purposes of developing anything other than industrial warehouses and the Executive’s investment in such business or entity does not exceed $10,000,000 with respect to any one transaction or $20,000,000 in the aggregate for all transactions for the portion of the Restricted Period following his Date of Termination.
     10. Assistance with Claims. The Executive agrees that, for the period beginning on the Effective Date, and continuing for a reasonable period after the Executive’s Date of Termination, the Executive will assist the Company and the Subsidiaries in defense of any claims that may be made against the Company and the Subsidiaries, and will assist the Company and the Subsidiaries in the prosecution of any claims that may be made by the Company or the Subsidiaries, to the extent that such claims may relate to services performed by the Executive for the Company and the Subsidiaries. The Executive agrees to promptly inform the Company if he becomes aware of any lawsuits involving such claims that may be filed against the Company or any Subsidiary. The Company agrees to provide legal counsel to the Executive in connection with such assistance (to the extent legally permitted), and to reimburse the Executive for all of the Executive’s reasonable out-of-pocket expenses associated with such assistance, including travel expenses and reasonable legal expenses. The Executive shall choose his legal counsel in his reasonable sole discretion. For periods after the Executive’s employment with the Company terminates, the Company agrees to provide reasonable compensation to the Executive for such assistance. The Executive also agrees to promptly inform the Company if he is asked to assist in any investigation of the Company or the Subsidiaries (or their actions) that may relate to services performed by the Executive for the Company or the Subsidiaries, regardless of whether a lawsuit has then been filed against the Company or the Subsidiaries with respect to such investigation.
     11. Directors and Officers Insurance. The Executive shall be named as an insured and covered against the same claims and at the same level of insurance under the Directors and Officers insurance purchased by the Company for other senior executives of the Company.
     12. Equitable Remedies. The Executive acknowledges that the Company would be irreparably injured by a violation of paragraphs 8 or 9 and he agrees that the Company, in addition to any other remedies available to it for such breach or threatened breach, shall be entitled to a preliminary injunction, temporary restraining order, or other equivalent relief, restraining the Executive from any actual or threatened breach of either paragraphs 8 or 9. If a bond is required to be posted in order for the Company to secure an injunction or other equitable remedy, the parties agree that said bond need not be more than a nominal sum.
     13. Nonalienation. The interests of the Executive under this Agreement are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Executive or the Executive’s beneficiary.
     14. Withholding. All payments and benefits under this Agreement are subject to withholding of all applicable taxes.
     15. Indemnity. The Company indemnify the Executive against and shall pay and advance all expenses, including, without limitation, attorneys’ fees, disbursements and retainers, accounting and witness fees, travel and deposition costs, expenses of investigations, judicial or administrative proceedings and appeals, amounts paid in settlement by the Executive or on behalf of the Executive, actually incurred by the Executive in connection with any threatened, pending or completed claim, action, suit or proceeding, formal or informal, whether brought in the right of the Company or otherwise and whether of a civil, criminal, administrative or investigative nature, by reason of the fact that the Executive as a director, officer, employee or agent of the Company or its affiliates or as serving at the Company’s request as a director, officer, employee, or agent of another corporation, limited liability company, partnership, joint venture, trust, or other enterprise.
     16. Amendment. This Agreement may be amended or cancelled only by mutual agreement of the parties in writing without the consent of any other person. So long as the Executive lives, no person, other than the parties hereto, shall have any rights under or interest in this Agreement or the subject matter hereof. Without limiting the generality of the foregoing, it is the intent of the parties that all payments hereunder comply with the requirements of section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and applicable guidance issued thereunder and, to the extent applicable, this Agreement shall be amended as the parties deem necessary or appropriate to comply with the requirements of section 409A and applicable guidance issued thereunder in a manner that preserves to the extent possible the intended benefits of this Agreement for the parties.
     17. Applicable Law. The provisions of this Agreement shall be construed in accordance with the laws of the State of Colorado, without regard to the conflict of law provisions of any state.
     18. Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, and this Agreement will be construed as if such invalid or unenforceable provision were omitted (but only to the extent that such provision cannot be appropriately reformed or modified).
     19. Waiver of Breach. No waiver by any party hereto of a breach of any provision of this Agreement by any other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party of any similar or dissimilar provisions and conditions at the same or any prior or subsequent time. The failure of any party hereto to take any action by reason of such breach will not deprive such party of the right to take action at any time while such breach continues.
     20. Successors. This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business , and the successor shall be substituted for the Company under this Agreement.
     21. Notices. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid (provided that international mail shall be sent via overnight or two-day delivery), or sent by facsimile or prepaid overnight courier to the parties at the addresses set forth below (or such other addresses as shall be specified by the parties by like notice). Such notices, demands, claims and other communications shall be deemed given:

(a)	in the case of delivery by overnight service with guaranteed next day delivery, the next day or the day designated for delivery;

(b)	in the case of certified or registered U.S. mail, five days after deposit in the U.S. mail; or

(c)	in the case of facsimile, the date upon which the transmitting party received confirmation of receipt by facsimile, telephone or otherwise;
provided, however, that in no event shall any such communications be deemed to be given later than the date they are actually received. Communications that are to be delivered by the U.S. mail or by overnight service or two-day delivery service are to be delivered to the addresses set forth below:
to the Company:
4545 Airport Way
Denver, CO 80239
Attn:   General Counsel
Fax:   (303) 567-5761
or to the Executive:
29029 Upper Bear Creek Road, #203
Evergreen, Colorado 80439
Fax:  (303) 980-3493
All notices to the Company shall be directed to the attention of the General Counsel of the Company, with a copy to the Secretary of the Company. Each party, by written notice furnished to the other party, may modify the applicable delivery address, except that notice of change of address shall be effective only upon receipt.
     22. Arbitration of All Disputes. Any controversy or claim arising out of or relating to this Agreement (or the breach thereof) shall be settled by final, binding and non-appealable arbitration in Colorado by three arbitrators. Except as otherwise expressly provided in this paragraph 22, the arbitration shall be conducted in accordance with the rules of the American Arbitration Association (the “Association”) then in effect. One of the arbitrators shall be appointed by the Company, one shall be appointed by the Executive, and the third shall be appointed by the first two arbitrators. If the first two arbitrators cannot agree on the third arbitrator within 30 days of the appointment of the second arbitrator, then the third arbitrator shall be appointed by the Association.
     23. Legal and Enforcement Costs. The provisions of this paragraph 23 shall apply if it becomes necessary or desirable for the Executive to retain legal counsel or incur other costs and expenses in connection with either enforcing any and all of his rights under this Agreement or defending against any allegations of breach of this Agreement by the Company:
(a)	The Executive shall be entitled to recover from the Company reasonable attorneys’ fees, costs and expenses incurred by him in connection with such enforcement or defense.

(b)	Payments required under this paragraph 23 shall be made by the Company to the Executive (or directly to the Executive’s attorney) promptly following submission to the Company of appropriate documentation evidencing the incurrence of such attorneys’ fees, costs, and expenses.

(c)	The Executive shall be entitled to select his legal counsel; provided, however, that such right of selection shall not affect the requirement that any costs and expenses reimbursable under this paragraph 23 be reasonable.

(d)	The Executive’s rights to payments under this paragraph 23 shall not be affected by the final outcome of any dispute with the Company; provided, however, that to the extent that the arbitrators shall determine that under the circumstances recovery by the Executive of all or a part of any such fees and costs and expenses would be unjust or inappropriate, the Executive shall not be entitled to such recovery; and to the extent that such amount have been recovered by the Executive previously, the Executive shall repay such amounts to the Company.
     24. Survival of Agreement. Except as otherwise expressly provided in this Agreement, the rights and obligations of the parties to this Agreement shall survive the termination of the Executive’s employment with the Company.
     25. Entire Agreement. Except as otherwise noted herein or in any separation agreement subsequently entered into by the Executive and the Company, this Agreement, including any Exhibit(s) attached hereto, constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior and contemporaneous agreements, if any, between the parties relating to the subject matter hereof; including the Original Agreement; provided, however, that nothing in this Agreement shall be construed to limit any policy or agreement that is otherwise applicable relating to confidentiality, rights to inventions, copyrightable material, business and/or technical information, trade secrets, solicitation of employees, interference with relationships with other businesses, competition, and other similar policies or agreement for the protection of the business and operations of the Company and the Subsidiaries. Notwithstanding the foregoing, in consideration for the Company’s obligations under the Original Agreement, the Executive waived all rights under that certain Memorandum of Understanding dated March 26, 2004, as amended as of February 16, 2005 (the “MOU”), between the Executive and Catellus Development Corporation (“Catellus”) and released Catellus and the Company from any and all obligations under the MOU; provided, however, that the provisions of Paragraph 8 of the MOU (relating to indemnification) continued and shall continue to apply, Appendix B of the MOU (relating to the Tax Protection Policy) continued and shall continue to apply in all respects without limitation to any payment, distribution or benefit which is determined to be subject to excise tax under section 4999 of the Code as a result of the Merger (as defined in the Original Agreement) and Paragraph 10.3(b) of the MOU continued and will continue to apply with respect to awards referenced therein that are outstanding immediately prior to the Merger.

     IN WITNESS THEREOF, the Executive has hereunto set his hand, and the Company has caused these presents to be executed in its name and on its behalf, all as of the Effective Date.

/s/ Ted R. Antenucci
Ted R. Antenucci

ProLogis
By:	/s/ Jeffrey H. Schwartz
Its:	Chief Executive Officer